Exhibit 10.1

EXECUTIVE CARRY PROGRAM: FORM OF AWARD LETTER

Date:	[___]

To:	[___]

From:	[___]

CC:	[___]

Subject:   BlackRock Management Partners, L.P. – [___] Series Allocation Award

As you have been informed, in recognition of your unique importance to the long-term success of BlackRock’s private markets business, you are being awarded a portion of the carried interest in select BlackRock private markets funds through a limited partnership interest (an “LP Sharing Percentage”) in BlackRock Management Partners, L.P. (the “Partnership”). The Partnership divides investments into Series and, as applicable, Classes. Schedule 1 attached hereto provides further details about the [___] Series.

The award is subject to the terms of the Partnership as set forth in the Amended and Restated Limited Partnership Agreement of the Partnership, as may be amended and restated from time to time (the “Partnership Agreement”). The grant date for the award being granted hereby is [___]. Your award is as set forth below:

Awarded LP Sharing Percentage
[___] Series	See Schedule 1

Documentation:

To document your carried interest allocation, please electronically:

1)	Sign the enclosed Limited Partner signature page to the Partnership Agreement accepting the Awarded LP Sharing Percentage described in this award letter;

2)

Complete, sign and return two copies of the enclosed 83(b) Election Form. This election is required to be filed with the Internal Revenue Service within 30 days of a transfer of property. We will ensure that these elections are filed within the required period of time; and

3)	Complete the enclosed IRS Form W-9.

Please electronically complete and sign the above-referenced documentation by [___]. If you have any questions, please contact [___].

AWARD ACCEPTANCE FORM – 2026 Series

Awarded LP Sharing Percentage
[___] Series	See Schedule 1

I agree and accept the LP Sharing Percentage
allocation set forth above and agree to be
bound by the terms of the Partnership
Agreement as a Limited Partner with respect
to the above referenced award.

By:
Name: [___]
Date: [___]

BLACKROCK MANAGEMENT
PARTNERS, L.P.

By: BlackRock Financial Management, Inc.,
its general partner

By:
Name: [___]
Title: [___]

Schedule 1

The LP Sharing Percentages being issued hereby under the below-listed Series shall vest based off of the “Vesting Start Date” set forth for the applicable Series on the table below.

Series Name: [ ] Series Vesting Start Date: [ ]
Mandate/ Portfolio Investments Associated with Series	Carry Vehicle and Series/Class Thereof Associated with Series	LP Sharing Percentage Allocated to Limited Partner

Annex A

Excerpts of Certain Provisions from the

Amended and Restated Limited Partnership Agreement of

BlackRock Management Partners, L.P.

Certain information has been excluded form this Annex A because it is both not material and it is the type that the Registrant treats as private or confidential.

R E C I T A L S:

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WHEREAS, the Partnership shall be admitted as a member or limited partner of the carried interest receiving entity of each included Mandate (each such carried interest receiving entity, a “Carry Vehicle”);

WHEREAS, the Partnership shall be entitled to receive a certain percentage of the carried interest due to the Carry Vehicles with respect to certain Mandates (the “Executive Carry Percentage”), as well as a certain percentage, which may be zero, of the carried interest due to the Carry Vehicles with respect to certain Mandates that is designated solely for the General Partner (the “BlackRock Carry Percentage”);

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1.7. Expenses. Except as otherwise provided in any Schedule applicable to a particular Series (or Class, if applicable) the General Partner shall bear all Partnership Expenses. [REDACTED]

1.8. Establishment of One or More Series.

(a) Each Limited Partner understands and acknowledges that this Agreement grants the General Partner the right to establish one or more separate series of partners or partnership interests pursuant to Section 17-218 of the Act. Each Limited Partner understands and acknowledges that, except as expressly provided in this Agreement, such Limited Partner has no right to participate, and the General Partner has no duty or obligation to offer to such Limited Partner the right to participate, in any Series or Class.

(b) Each Series established by the General Partner shall correspond to one or more Mandates and shall be entitled to payment of the carried interest received by the Partnership with respect to any such Mandates. The terms of each Series shall be as set forth in this Agreement and the corresponding Schedule. For all purposes of the Act, this Agreement, together with each Schedule, constitutes the “partnership agreement” of the Partnership within the meaning of the Act. Notwithstanding any provision of this Agreement to the contrary, the terms and provisions of any Schedule may have the effect of altering, supplementing or amending the terms and provisions hereof and to the extent that any of the terms or provisions of any Schedule conflict with any of the terms or provisions of this Agreement, the terms or provisions of such Schedule shall control with respect to such Series. The General Partner has established, and on or about the date hereof will establish, separate Series to correspond to certain existing Mandates, and generally will establish a separate Series to correspond to each Mandate that is organized after the date hereof; provided that, for legal, tax, regulatory or similar considerations, the General Partner may determine not to establish a distinct Series for any such Mandate. As established from time to time in accordance with this Agreement, a Series may be designated as having separate rights, powers or duties with respect to specified assets, property, obligations or liabilities or profits and losses associated with specified assets, property, obligations or liabilities and, to the extent provided in this Agreement or any Schedule that corresponds to such Series, as having a separate business purpose or investment objective than the Partnership or any other Series. A Person may, but shall not be entitled to, be admitted as a limited partner of the Partnership associated with more than one Series. The General Partner shall be the sole general partner of the Partnership associated with each Series.

(c) All Capital Contributions, assets, income, fees, earnings, profits and proceeds held or received by the Partnership in respect of a Series shall be deemed to be and may be referred to herein as “assets belonging to” that Series (and to no other Series) for all purposes hereof.

(d) The assets belonging to a particular Series shall be so recorded upon the books of the Partnership, and shall be held in trust for the benefit of the Limited Partners of such Series. The assets belonging to each particular Series shall be charged with the liabilities of that Series, and with all expenses, costs, charges and reserves attributable to that Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets belonging to such Series only, and not against the assets of the Partnership generally or of any other Series. No Limited Partner or former Limited Partner of any Series shall have any claim on or right to any assets allocated or belonging to any other Series.

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1.9. Establishment of One or More Classes. Each Limited Partner understands and acknowledges that this Agreement grants the General Partner the right to establish one or more classes (each, a “Class”) or groups of Limited Partners within a Series, including, without limitation, the right to establish various Classes within a Series, each corresponding to the carried interest received in respect of different Mandates, or investments within a Mandate, having such relative powers and duties as the General Partner may determine from time to time pursuant to Section 17-302 of the Act. With respect to a Series that has not been divided into Classes, references in this Agreement to a Class shall be deemed to refer to the applicable Series. To the extent a separate Class is established, it will represent an interest solely in the assets and liabilities of the Partnership allocated to such Class. A Class will only participate in the income, gains, losses and deductions in respect of such assets and liabilities and will not be allocated the income, gains, losses and deductions in respect of any other assets and liabilities of the Partnership unless otherwise determined by the General Partner, in its sole discretion.

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ARTICLE II

MANAGEMENT OF THE PARTNERSHIP; CARRIED INTEREST COMMITTEE; MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

2.1. Generally.

(a) Powers of the General Partner. Except as otherwise expressly provided herein, the management, conduct, control and operation of and the determination of policy with respect to the Partnership and each Series (and Class, if applicable) and its investment and other activities shall be vested exclusively in the General Partner (acting directly or through its duly appointed agents), who shall, without any further act, vote or approval of any Limited Partner or other Person, carry out any and all of the purposes and powers of the Partnership and each Series (and Class, if applicable) and perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable, convenient or incidental thereto. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement and applicable law, the General Partner shall have the power with respect to each Series (and Class, if applicable) (which actions need not be identical for each Series (and Class, if applicable)) to (i) approve and make adjustments to (A) the Carry Vehicles and associated Mandates from which the Partnership will be entitled to receive a percentage of the carried interest and (B) the applicable Executive Carry Percentage and BlackRock Carry Percentage in respect thereof, (ii) establish, modify, amend, and terminate each Series (and Class, if applicable) in accordance with the terms and conditions of this Agreement, (iii) determine and admit the Eligible Employees to be admitted as Limited Partners and Additional Partners, and the time or times at which they will be admitted, (iv) determine and grant the LP Sharing Percentages to Limited Partners and adjustments to such LP Sharing Percentages from time to time, in accordance with the terms of this Agreement, including Section 2.1, (v) determine the terms, conditions, restrictions and other provisions (including Accrued Net Appreciation) of any award of LP Sharing Percentage (which need not be identical for each Limited Partner or for each grant to a Limited Partner), (vi) determine whether, to what extent, and under what circumstances an LP Sharing Percentage may be cancelled or forfeited, (vii) notwithstanding any provision of this Agreement to the contrary, including Sections 7.2 and 7.3, determine and set any alternative vesting schedules for LP Sharing Percentage awards and otherwise modify or waive vesting terms for Limited Partners or make any other adjustments to the terms and conditions applicable to LP Sharing Percentages, provided any material and adverse modification or adjustment to a Limited Partner’s outstanding LP Sharing Percentage (including the vesting terms thereof) will be done in accordance with the amendment provisions of this Agreement, (viii) determine the treatment of Accrued Net Appreciation and if, when, and how Accrued Net Appreciation is paid out, (ix) determine adjustments of the Active Holdback Percentage and Inactive Holdback Percentage for Class Reserve Accounts, select the Temporary Investments in respect of which Class Reserve Accounts may be invested, and cause the Partnership to distribute all or any portion of a Limited Partner’s Class Reserve Account from time to time, (x) construe and interpret the terms of this Agreement and any awards of LP Sharing Percentages, (xi) prescribe, amend and rescind rules and regulations relating to this Agreement and any awards of LP Sharing Percentages, (xii) make all other determinations it deems necessary or advisable for the administration of this Agreement, and (xiii) correct any defect, supply any omission or reconcile any inconsistency in the terms of this Agreement or any award of LP Sharing Percentages hereunder, in the manner and to the extent that the General Partner shall deem desirable. Notwithstanding anything herein to the contrary, with respect to Limited Partners working outside the United States, the General Partner may determine the terms and conditions of awards of LP Sharing Percentages and make such adjustments to the terms thereof as are necessary or advisable taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States. Except as otherwise expressly provided herein, whenever this Agreement provides that a determination shall be made or an action shall be taken by the Partnership or any Series (or Class, if applicable), such determination or act may be made or taken by the General Partner. The General Partner’s determinations under this Agreement need not be uniform and may be made by it selectively among Eligible Employees (whether or not such Eligible Employees are similarly situated). Without limiting the generality of the foregoing, the General Partner shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform award agreements, as to the Eligible Employees to receive awards of LP Sharing Percentages under this Agreement and the terms and provisions of awards of LP Sharing Percentages under this Agreement.

(b) Adjustments. Notwithstanding any other provision of this Agreement, in the event that the General Partner determines that any dividend or other distribution (whether in the form of cash, shares, units, or other property), recapitalization, stock or unit split, reverse stock or unit split, reorganization, merger, consolidation, sale, disposition of assets, spin-off, combination, reclassification, repurchase, share or unit exchange, or other similar corporate transaction or event affects the Partnership, BlackRock, the General Partner, the Carry Vehicles, the Funds, the Fund General Partners, any Portfolio Investments, any of their respective Affiliates or any award of LP Sharing Percentage such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Limited Partners under this Agreement, then the General Partner shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the terms, conditions, restrictions and other provisions (including Accrued Net Appreciation) of any award of LP Sharing Percentage, (ii) the cash or other property that may thereafter be distributed in connection with awards of LP Sharing Percentages and (iii) such other equitable changes or adjustments as determined by the General Partner. For the avoidance of doubt, the General Partner shall determine the method and manner in which to effect any such equitable changes or adjustments.

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2.2. Carried Interest Committee.

(a) Powers of the Carried Interest Committee. Subject to Section 2.3, the Carried Interest Committee shall have such powers and authorities as may be delegated to it from time to time by the General Partner in its sole discretion, as well as such powers and authorities as are set forth in this Agreement, including the power to (i) consult with the General Partner regarding the treatment of Accrued Net Appreciation and determine if, when, and how Accrued Net Appreciation is paid out, and (ii) determine adjustments of the Active Holdback Percentage and Inactive Holdback Percentage for Class Reserve Accounts, select the Temporary Investments in respect of which Class Reserve Accounts may be invested, and request that the Partnership distribute all or any portion of a Limited Partner’s Class Reserve Account. The Carried Interest Committee determinations under this Agreement need not be uniform and may be made by it selectively among Eligible Employees (whether or not such Eligible Employees are similarly situated).

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2.3. Management Development and Compensation Committee.

(a) Powers of the MDCC. The MDCC shall have such powers and authorities as may be delegated to it from time to time by the General Partner in its sole discretion, as well as such powers and authorities as are set forth in this Agreement, including solely with respect to any Section 16 Officers who may be admitted as Limited Partners the power to (i) approve and make adjustments to (A) the Carry Vehicles and associated Mandates from which the Partnership will be entitled to receive a percentage of the carried interest and (B) the applicable Executive Carry Percentage in respect thereof, (ii) establish, modify, amend and terminate each Series (and Class, if applicable) in accordance with the terms and conditions of this Agreement, (iii) approve the Eligible Employees to be admitted as Limited Partners and consent to the admission of Additional Partners and the time or times at which they will be admitted, (iv) approve the LP Sharing Percentages granted to Limited Partners and adjustments to such LP Sharing Percentages, in accordance with the terms of this Agreement, (v) notwithstanding any provision of this Agreement to the contrary, including Sections 7.2 and 7.3, determine and set alternative vesting schedules for LP Sharing Percentage awards and otherwise modify or waive vesting terms for Limited Partners, provided any material and adverse modification to a Limited Partner’s outstanding LP Sharing Percentage will be done in accordance with the amendment provisions of this Agreement, (vi) determine the terms, conditions, restrictions and other provisions (including Accrued Net Appreciation) of any award of LP Sharing Percentage (which need not be identical for each Limited Partner or for each grant to a Limited Partner), and (vii) determine whether, to what extent, and under what circumstances an LP Sharing Percentage may be cancelled or forfeited. The MDCC’s determinations under this Agreement need not be uniform and may be made by it selectively among Section 16 Officers (whether or not such Section 16 Officers are similarly situated).

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3.2. Non-Interference Covenants.

(a) Confidentiality. Except to the extent this Agreement (or any terms thereof) is publicly disclosed by BlackRock (including pursuant to any public securities filing under the Exchange Act), each Limited Partner (and each Limited Partner’s Affiliates) shall (and each Limited Partner shall cause such Limited Partner’s Affiliates to) keep confidential and not, without the prior approval of the General Partner, disclose the terms of this Agreement or any high-level summaries thereof to any BlackRock client or prospective client (e.g., in marketing materials or at the request of such client).

(b) Cooperation. Each Limited Partner shall, during such time as the Limited Partner is employed by and following his or her termination of employment from BlackRock, the Funds Manager, and any of their respective Affiliates for any reason and without payment of any additional compensation (other than reimbursement of such Limited Partner’s reasonable expenses and except as expressly provided below), will (i) cooperate, in a timely manner, with the General Partner or BlackRock, as applicable, in respect of all regulatory and litigation matters relating to such Limited Partner’s employment or area of responsibility at the Partnership, the Funds, the

General Partner, the Fund General Partner, BlackRock or any Portfolio Investment, whether or not such matters commenced at the time of termination, and (ii) provide the Partnership, the Funds, the General Partner, the Fund General Partner or BlackRock at their request with any and all documents, materials or information in such Limited Partner’s possession relating to such regulatory or litigation matters other than any such documents, materials or information such Limited Partner is required by law to keep confidential. The duty of cooperation set forth in the preceding sentence shall not prevent, preclude or materially impinge upon the Limited Partner’s other business obligations. The Limited Partner and BlackRock shall work together to ensure that such cooperation is accomplished at such times and at such places as are mutually convenient to both parties, taking into account the requirements imposed by the regulatory authorities, the courts or any other governmental body or bodies having jurisdiction over such matter.

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3.3. Covenant Forfeiture. Each Limited Partner agrees and acknowledges that this Section 3.3 applies to any and all LP Sharing Percentages granted to such Limited Partner under this Agreement.

(a) Competitive Activity.

(i) If a Trigger Event occurs with respect to a Limited Partner, upon such Limited Partner directly or indirectly engaging or otherwise participating in a Competitive Activity, as determined by the General Partner in good faith and in its sole discretion, such Limited Partner’s right to any and all LP Sharing Percentages (whether vested or unvested) in respect of each Class and to any interest in the carried interest distributions in respect of each Mandate associated therewith, including amounts then held in any Class Reserve Accounts (but excluding any amounts already distributed, provided such amounts shall remain subject to recall pursuant to this Agreement), shall, unless otherwise determined by the General Partner in its sole discretion, be fully (100%) forfeited and converted to zero without consideration.

(ii) Each Limited Partner agrees to respond in a timely manner to any reasonable inquiries related to potential Competitive Activity of such Limited Partner in connection with the General Partner determining the applicability of the above terms and agrees that failure to do so may result in the determination that Competitive Activity has occurred. Each Limited Partner acknowledges that agreement to the above terms is a material inducement to the issuance of the LP Sharing Percentages under this Agreement and is reasonable and necessary to protect the goodwill and business of BlackRock and its subsidiaries and Affiliates.

(b) Breach of Confidentiality and Employment Policy. In the event of any breach by a Limited Partner of the Confidentiality and Employment Policy (without regard to the temporal limitations set forth therein or such Person’s employment status), as determined by the General Partner in good faith, such Limited Partner’s right to any and all LP Sharing Percentages (whether vested or unvested) in respect of each Class and to any interest in the carried interest distributions in respect of each Mandate associated therewith, including amounts then held in any Class Reserve Accounts (but excluding any amounts already distributed, provided such amounts shall remain subject to recall pursuant to this Agreement), shall, unless otherwise determined by the General Partner (or, in the case of an Eligible Employee who is a Section 16 Officer, by the MDCC) in its sole discretion, be fully (100%) forfeited and converted to zero without consideration.

3.4. Clawback Obligations.

(a) Each Limited Partner acknowledges and agrees that the LP Sharing Percentages granted to such Limited Partner pursuant to this Agreement are subject to any and all clawback policies of BlackRock and its subsidiaries and Affiliates (as may be in effect and as amended and restated from time to time) that the General Partner determines in its sole discretion are applicable to such Limited Partner’s LP Sharing Percentages. Copies of any such clawback policies may be accessed on BlackRock’s Policy Library (as may be amended and restated from time to time). Any such clawback policy, with such adjustments as the General Partner deems necessary or appropriate in its sole discretion to apply such policy to the LP Sharing Percentages, is hereby referred to as an “Applicable Clawback Policy”. Subject to the terms of an Applicable Clawback Policy, each Limited Partner agrees that in the event a determination is made by the General Partner in its sole discretion in applying the Applicable Clawback Policy to the Limited Partner that all or any portion of the LP Sharing Percentages held by such Limited Partner will be subject to clawback then, to the extent permitted by applicable law, (i) such Limited Partner shall repay to the Partnership (or its designee) (on a net-of-tax basis, to the extent applicable law, regulation or public exchange rules do not require repayment on a gross basis) any and all distributions previously made to the Limited Partner by the Partnership to the extent necessary to satisfy the Limited Partner’s clawback obligation under the Applicable Clawback Policy, as determined by the General Partner in its sole discretion; and (ii) all of such Limited Partner’s issued and outstanding LP Sharing Percentages (whether vested or unvested and including any amounts then in held in any Class Reserve Accounts) shall be forfeited immediately effective as of the date of such determination, with no payment made in consideration therefor.

(b) Any repayment obligations under this Section 3.4 shall be satisfied by the Limited Partner within thirty (30) days of BlackRock’s (or its designee’s) provision of a written demand for repayment. In the event that the Limited Partner realizes a tax benefit in connection with any repayment under this Section 3.4, either through refund, credit, deduction or otherwise, the Limited Partner shall pay to the Partnership (or its designee) the amount of such tax benefit, at such time or times and using such reasonable assumptions, as determined in good faith by the General Partner in its sole discretion, and the amount of such tax benefit shall be treated as part of the repayment obligation under this Section 3.4. Each Limited Partner acknowledges and agrees that any of the Partnership, the General Partner, BlackRock and/or any of their respective subsidiaries or Affiliates may, to the extent permitted by applicable law and as would not result in a failure to comply with Section 409A of the Code, provide for an offset to any future payments owed by any of them to the Limited Partner, if necessary, to satisfy the repayment obligation described in this Section 3.4. Each Limited Partner agrees to execute such documents as may be necessary to effectuate the repayment obligations referred to in this Section 3.4.

(c) Any repayment obligation under this Section 3.4 shall be in addition to (i) any other remedies that may be available to the Partnership, the General Partner, BlackRock or any of their respective subsidiaries or Affiliates under applicable law, including disciplinary actions up to and including termination of employment of the Limited Partner; and (ii) any repayment or clawback requirements under applicable law or regulation, including, without limitation, under the Sarbanes-Oxley Act of 2002, as amended, the Exchange Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (including, without limitation, any policies adopted by BlackRock or any of its subsidiaries or Affiliates from time to time implementing such repayment or clawback requirements).

ARTICLE IV

LIABILITY, EXCULPATION AND INDEMNIFICATION

4.1. Liability.

(a) Generally. Except as may otherwise be required by the Act or as expressly provided for herein (i) the debts, obligations and liabilities associated with a Series, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of that Series, and no Partner or Person shall be obligated personally for any such debt, obligation or liability of that Series, (ii) the liability of each Partner of a Series is limited to such Partner’s commitment (if any) to make Capital Contributions to that Series and distributions (if any) such Partner is obligated to restore with respect to that Series pursuant to Sections 3.4 or 6.6 or amounts such Partner is obligated to restore with respect to that Series and (iii) no Partner shall be required to make up a negative balance in such Partner’s Series Capital Account (or Class Capital Account, if applicable). For the avoidance of doubt, nothing in this Section 4.1(a) limits or otherwise restricts a Partner’s tax obligations and liabilities in respect of any interest in the Partnership or any Series or Class thereof.

(b) Not Liable for Return of Capital Contributions. No Limited Partner of a Series (or any Affiliate or employee thereof) shall be liable for the return of the Capital Contributions of any other Limited Partner of that Series, and any such return shall be made solely from Available Assets of that Series, if any, and each Limited Partner hereby waives any and all claims that it may have against the General Partner, any Affiliate thereof or any Covered Person in this regard.

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ARTICLE VI

DISTRIBUTIONS; LP SHARING PERCENTAGES; HOLDBACK ACCOUNTS; WITHHOLDING

6.1. Distributions.

(a) Timing and Form of Distributions. As soon as reasonably practicable after receipt of a distribution from a Carry Vehicle or a Fund with respect to a Class, the Partnership shall make a distribution pursuant to Section 6.1(b) of the amount distributed to the Partnership from the applicable Carry Vehicle or Fund, subject to reasonable holdbacks and reserves in respect of the applicable Class in the sole discretion of the General Partner, including for obligations and commitments of the Partnership in respect of the applicable Class (other than those relating to Fund Interests attributable to the General Partner in respect of the applicable Class).

(b) Making of Distributions. Subject to the other provisions of this Agreement, distributions shall be made as follows:

(i) Distributions Attributable to Fund Interests. Distributions received by the Partnership that are attributable to a Partner’s Fund Interests (including distributions received pursuant to the tax distribution provisions of the applicable Fund Agreement that relate to income in respect of such Fund Interests, if any, and liquidating distributions that relate to income on such Fund Interests) shall be distributed to such Partner.

(ii) Distributions Attributable to Carried Interest. Distributions received by the Partnership from a Carry Vehicle attributable to any of the Mandates pursuant to a Carry Vehicle’s special allocation of a Fund’s distributions and profits (“carried interest”) with respect to a Class (including distributions received by a Carry Vehicle from such Funds pursuant to the tax distribution provisions of the applicable Fund Agreement that relate to such carried interest and liquidating distributions that relate to such carried interest) that are attributable to a Carry Vehicle’s right to receive such distributions with respect to such Class shall be distributed by the Partnership as soon as reasonably practicable. Any such distributions shall be made by the Partnership as follows: (1) the Executive Carry Percentage with respect to the applicable Class to the Limited Partners of such Class such that each Limited Partner in such Class receives such Limited Partner’s LP Sharing Percentage of such distribution (appropriately adjusted to reflect Accrued Net Appreciation that was retained by the General Partner or certain Limited Partners upon an allocation of an LP Sharing Percentage), subject to holdbacks, as provided in Section 6.5 and (2) the BlackRock Carry Percentage (if any) to the General Partner.

(iii) Other Distributions. Amounts available for distribution with respect to a Class that are not described in paragraph (i) or (ii) of this Section 6.1(b) shall be distributed to the Active Partners of that Class in such manner as is reasonably determined in good faith by the General Partner.

(c) The General Partner shall determine in good faith which amounts received by the Partnership are distributable pursuant to Section 6.1(b)(i) and which amounts are distributable pursuant to Section 6.1(b)(ii). The General Partner may adjust the timing and amounts distributable to the Partners pursuant to this Agreement as the General Partner determines in good faith is appropriate to carry out the economic intent of the Partners. In addition, notwithstanding anything herein to the contrary, distributions to the Partners hereunder may, in the sole discretion of the General Partner, be subject to equitable adjustments to take into account each item of income, gain, loss and deduction attributable to a Class with respect to which each Partner’s share of distributions pursuant to Section 6.1(b)(ii) relate.

(d) Any amounts otherwise distributable to a Partner of a Class may be reduced to the extent of the Partner’s unpaid obligations pursuant to Section 1.7 or 6.6 of this Agreement and instead distributed to the Partner or Partners of that Class who have paid such amounts (in proportion to the amounts paid by such Partners).

6.2. LP Sharing Percentage Allocations.

(a) LP Sharing Percentages. The General Partner (or, in the case of allocations to any Section 16 Officers, the MDCC) may allocate LP Sharing Percentages in respect of each Class to one or more existing Limited Partners and/or newly admitted Limited Partners (i.e., Additional Partners) of such Class in such manner as it determines in its sole discretion, in an aggregate amount not to exceed the Executive Carry Percentage of such Class. Except as set forth in Sections 3.3, 7.2 and 7.3, if an LP Sharing Percentage is allocated to a Limited Partner with respect to a particular Class, such allocation may not be reduced without such Limited Partner’s consent. For the avoidance of doubt, the parties agree that, to the extent that a Limited Partner of a Class has been awarded an LP Sharing Percentage with respect to such Class, such Limited Partner will continue to hold such LP Sharing Percentage with respect to such Class after such Limited Partner becomes an Inactive Partner, subject to the other terms and conditions applicable to such Limited Partner hereunder, including, without limitation, the foregoing provisions of this Section 6.2(a) and the adjustment, vesting, forfeiture and reallocation provisions of this Agreement. Notwithstanding anything else in this Agreement to the contrary, the General Partner may determine not to allocate a certain portion of the Executive Carry Percentage for a given Class, and in such case, the General Partner shall retain the LP Sharing Percentage attributable to such portion of the Executive Carry Percentage and shall receive all distributions under this Agreement in respect of such portion of the Executive Carry Percentage until such time, if any, as and to the extent that, such LP Sharing Percentage is allocated pursuant to this Section 6.2(a).

(b) Accrued Net Appreciation. Without limiting the generality of the foregoing, in connection with the allocation (or reallocation) of LP Sharing Percentages with respect to a Class pursuant to Section 6.2(a), unless otherwise determined by the General Partner (in consultation with the Carried Interest Committee), any Accrued Net Appreciation attributable to such LP Sharing Percentages at the time they are allocated (or reallocated) shall be retained by the General Partner and only the future appreciation attributable to such LP Sharing Percentages will be allocated to the Limited Partners then being allocated such LP Sharing Percentages so that such LP Sharing Percentages are intended to constitute “profits interests” for purposes of IRS Revenue Procedure 93-27.

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6.5. Class Reserve Accounts.

(a) Class Reserve Account Deposit. Notwithstanding Section 6.1 or any other provision of this Agreement, as of the date of any proposed distribution to any Limited Partner pursuant to Section 6.1, if any Fund Agreement of any Fund associated with a Class provides for a “clawback” of the Fund General Partner’s carried interest, the Partnership shall hold back from any distribution in respect of such Fund to a Limited Partner an additional amount (with respect to Active Partners, the “Active Partner Holdback” and, with respect to Inactive Partners, the “Inactive Partner Holdback”) equal to the product of (i) the amount of such distribution and (ii) (x) with respect to a Limited Partner that is an Active Partner as of the date of such distribution, the Active Holdback Percentage and (y) with respect to a Limited Partner that is an Inactive Partner as of such date, the Inactive Holdback Percentage. The “Active Holdback Percentage” and “Inactive Holdback Percentage” for each Class may be adjusted upward (or downward) at any time by the

Carried Interest Committee (or its designee) based on its good faith determination regarding the possibility that a Fund General Partner (in its capacity as general partner, manager or managing member of, or Person acting in a similar capacity with respect to, each Fund) associated with such Class would be required (or not be required) to make any contributions to one or more Funds in accordance with the “clawback” provisions or otherwise of the applicable Fund Agreement in respect of a Class. Any amount held back or separately maintained on the books and records of the Partnership with respect to a Limited Partner’s interest in a Class shall not be distributed to such Limited Partner and shall be placed (or deemed placed) in a separate account for that Class (a “Class Reserve Account”, which term, by way of clarification, takes into account any gains, losses, interest and expenses attributable to amounts placed in such Class Reserve Account). In the case of a distribution consisting of both cash and Securities, the General Partner may allocate the cash portion or the securities portion of such distribution disproportionately to the Class Reserve Account. For the avoidance of doubt, under this Section 6.5, amounts held back for purposes of satisfying the Active Partner Holdback or the Inactive Partner Holdback of any distribution shall be calculated as of the relevant date of any proposed distribution. For purposes hereof, a Limited Partner shall be deemed to have received distributions in respect of any Active Partner Holdback or Inactive Partner Holdback held back from distribution to such Limited Partner in an amount equal to the amount of such Active Partner Holdback or Inactive Partner Holdback notwithstanding that such amounts are placed into such Limited Partner’s Class Reserve Accounts and are not distributable until a later date.

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6.6. Return of Distributions.

(a) In General. If a Carry Vehicle is obligated to return distributions it previously received from a Fund General Partner (e.g., because the Fund General Partner is obligated to return distributions it previously received pursuant to any Fund Agreement of a Fund of a Mandate associated with a Class or requirements imposed by applicable law), the Partnership shall be obligated to contribute its proportionate share of such amounts to the Carry Vehicle and the Partners of the Class to which such obligation relates (as reasonably determined by the General Partner) shall be required to fund such obligation in proportion to their respective Net Carry Amounts with respect to such Class as determined by the General Partner in its sole discretion. In addition, if the Partnership is required to return any distributions it receives from a Fund, then, to the extent such obligations relate to Fund Interests, such obligations shall be borne solely by the Partners and former Partners holding Fund Interests based on their proportionate share of the Fund Interests, as determined by the General Partner in its sole discretion.

(b) Failure to Contribute. Each Partner shall be liable severally (but not jointly) to contribute the amount required to be contributed pursuant to this Section 6.6 by such Partner of a Class. Any such Partner’s failure to so contribute shall be considered a breach of this Agreement.

(c) Survival and Cap. A Partner’s obligation to make contributions to the Partnership under this Section 6.6 shall survive the dissolution, liquidation, winding up and termination of the Partnership or a Series, and for purposes of this Section 6.6, the Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 6.6, including instituting a lawsuit to collect such contribution with interest from the date such contribution was required to be paid under this Section 6.6 calculated at a rate equal to the lesser of (i) the interest rate payable by the Partnership with respect to its recontribution obligation and (ii) the highest rate per annum permitted by law. Notwithstanding the foregoing, each Partner’s obligation to return distributions with respect to a Class pursuant to this Section 6.6 shall be limited to the total distributions received (or deemed received by virtue of being held in a Class Reserve Account, taking into account, for the avoidance of doubt, any gains, losses, interest and expenses attributable to amounts placed in such Class Reserve Account) by such Partner pursuant to this Agreement, including any amounts in such Partner’s Class Reserve Accounts (reduced by any amounts previously returned by such Partner with respect to that Class pursuant to Section 6.6 of this Agreement) and in all cases such obligation to return distributions shall be limited to the total amount owed pursuant to the Fund Agreements.

(d) Source of Payment. Each Partner’s obligation to contribute or recontribute to the Partnership pursuant to this Section 6.6 will be satisfied first from the balance in such Partner’s applicable Class Reserve Account to the extent of such balance, and then from the balance in such Partner’s Class Reserve Accounts that correspond to other Classes. In the event a Partner’s Class Reserve Account balances are insufficient to satisfy such obligation, such Partner shall make contributions to the Partnership in satisfaction of the remainder of such obligation. If the balance in one or more Class Reserve Accounts of a Partner is reduced as provided in this Section 6.6(d), all future distributions (excluding tax distributions pursuant to Section 6.9) to such Partner shall be held back and allocated to such Class Reserve Accounts (pro rata across such affected Class Reserve Accounts) unless and until the balance in each Class Reserve Account equals the balance such Class Reserve Account would have had absent such reduction (taking into account, for this purpose, such held back distributions).

[REDACTED]

6.9. Tax Distributions. The Partnership will make tax distributions in respect of a particular Class in accordance with Section 6.1 and Section 6.5, as applicable, with respect to distributions received by an applicable Carry Vehicle from any Fund associated with such Class pursuant to the tax distribution provisions of the applicable Fund Agreement. Unless otherwise determined by the General Partner in its sole discretion, the amounts distributable to any Partner pursuant to Section 6.1 and/or Section 6.5, as applicable, shall be reduced by the amounts of such tax distributions distributed to such Partner. The General Partner may, in its sole discretion, make all or a portion of a tax distribution to a Partner by using amounts held in the applicable Class Reserve Account(s) of such Partner, which such amounts shall be held back from future amounts otherwise distributable to such Partner pursuant to Section 6.1 and allocated to such Class Reserve Account(s).

ARTICLE VII

INACTIVE PARTNERS; REALLOCATION

7.1. Designation and Rights of an Inactive Partner. Unless the General Partner determines otherwise, a Limited Partner shall become an “Inactive Partner” with respect to each Class from and after the earliest date on which such Limited Partner (or, for the avoidance of doubt, if such Limited Partner is a Related Vehicle, such Related Vehicle’s Designated Individual) experiences a Trigger Event, as determined by the General Partner, for any reason.

7.2. Adjustments in the Case of Inactive Partners.

(a) Subject to Section 7.3 and the remainder of this Section 7.2, unless otherwise expressly agreed to by the General Partner or BlackRock in writing, upon a Limited Partner becoming an Inactive Partner for any reason such Inactive Partner’s LP Sharing Percentage with respect to each Class shall be adjusted as of the date of the Trigger Event in the manner provided under Section 7.2(d), and the portion, if any, of such Inactive Partner’s LP Sharing Percentage that is reduced pursuant to this Section 7.2 shall be forfeited and converted to zero without consideration.

(b) A Limited Partner’s LP Sharing Percentage with respect to each Class shall vest over time and shall equal, as of the date of determination, the product of such LP Sharing Percentage and the applicable percentage (“Applicable Percentage”) as set forth in the table in clause (i) below. Following a Trigger Event, any proposed distributions attributable to such vested LP Sharing Percentage to such Limited Partner pursuant to Section 6.1 shall be referred to in this Agreement as the “Vested Portion” of such proposed distributions. For the avoidance of doubt, absent a Trigger Event, distributions will be as if the applicable Limited Partner’s interest is fully (100%) vested.

(i) The Applicable Percentage with respect to a Class shall be as follows, or such greater percentage as is determined by the General Partner (or, in the case of allocations to any Section 16 Officer, the MDCC) at any time with respect to a Limited Partner in such Class:

Date:	Applicable Percentage:

The first date on which the General Partner (or, in the case of an Eligible Employee who is a Section 16 Officer, the MDCC) approved the Limited Partner to be granted an LP Sharing Percentage in such Class (the “Vesting Start Date”):	0%

The third anniversary of the Vesting Start Date:	33.33%

The fourth anniversary of the Vesting Start Date:	66.67%

The fifth anniversary of the Vesting Start Date:	100%

(c) Notwithstanding the foregoing, if the final realization of the last investment applicable to a particular Mandate occurs prior to the date on which a Limited Partner experiences a Trigger Event, then, subject to Sections 7.2(d)(i), 7.2(e), and 7.3, such Limited Partner will retain the full right to any distributions (as if such Limited Partner’s Applicable Percentage was 100%), solely to the extent they are payable in respect of such Mandate.

(d) Notwithstanding the vesting schedule in the table in Section 7.2(b)(i), upon the occurrence of a Trigger Event with respect to a Limited Partner due to:

(i) the termination of such Limited Partner’s employment with BlackRock, the Funds Manager, and any of their respective Affiliates that is a Termination for Cause, as determined by the General Partner, then such Inactive Partner’s LP Sharing Percentage in respect of each Class shall be converted to zero and all of such Inactive Partner’s interest in the Partnership and any carried interest distributions in respect thereof shall be forfeited, including any amounts held in Class Reserve Accounts (but not including any amounts that have already been distributed; provided, that such amounts may still be subject to recall pursuant to Section 6.6).

(ii) death or Disability, then the Applicable Percentage with respect to such Inactive Partner’s interest in each Class in which such Inactive Partner has an interest shall be 100%;

(iii) The involuntary termination of such Limited Partner’s employment with BlackRock, the Funds Manager, and any of their respective Affiliates without Cause, or such Limited Partner’s Retirement, such Inactive Partner’s LP Sharing Percentages shall continue to vest, in accordance with the table in Section 7.2(b)(i), and shall continue to receive distributions as if such Inactive Partner were still an Active Partner, in each case, through the second (2nd) anniversary of the Trigger Event, with any LP Sharing Percentages remaining unvested as of such second (2nd) anniversary being forfeited and converted to zero without consideration as of such second (2nd) anniversary; provided, that, Retirement shall be deemed to have ended (and, for the avoidance of doubt, any remaining LP Sharing Percentages that have not vested as of such date shall be forfeited and converted to zero without consideration) if, prior to such second (2nd) anniversary, such Inactive Partner ceases to meet the definition of Retirement (other than as a result of such Inactive Partner’s recommencement of employment (or other service relationship) with BlackRock, the Funds Manager, or any of their respective Affiliates) or otherwise provides services to any BlackRock competitor; or

(iv) Any reason other than those specified in clauses (i), (ii), and (iii) (including, without limitation, the Limited Partner’s resignation (other than due to Retirement)), then such Inactive Partner’s Applicable Percentage shall be calculated in accordance with the foregoing table and any remaining LP Sharing Percentages that have not vested shall be forfeited and converted to zero without consideration.

(e) Nothing in this Section 7.2 shall affect any distribution (including deemed distributions) already made or required to have been made to a Limited Partner prior to such Limited Partner becoming an Inactive Partner; provided, that such amounts may still be subject to recall pursuant to Section 6.6.

7.3. Certain Additional Adjustments. Notwithstanding anything to the contrary in this Agreement, if, at any time prior to the dissolution of the Partnership, either (a) an Inactive Partner takes any action (or fails to act) which action or failure constitutes Cause or (b) the General Partner becomes aware of conduct or activity by the Inactive Partner that occurred prior to such Inactive Partner becoming an Inactive Partner that would have constituted Cause, as determined by the General Partner in its sole discretion, then such Inactive Partner’s LP Sharing Percentage in respect of each Class shall cease vesting (if applicable) and be converted to zero, even if such Inactive Partner’s LP Sharing Percentage had previously vested in whole or in part, and all of such Inactive Partner’s interest in the carried interest distributions in respect of any Mandate, including any amounts then held in such Partner’s Class Reserve Accounts, but excluding any amounts that have already been distributed to such Limited Partner, shall be forfeited without consideration; provided, however, that such amounts shall remain subject to recall pursuant to Section 6.6).

[REDACTED]

7.6. Rights of Inactive Partners. Whenever the act, vote, consent or decision of the Partners is required or permitted pursuant to this Agreement, an Inactive Partner shall not be entitled to perform such act, to participate in such vote or consent or to make such decision; and such act, vote, consent or decision shall be performed, tabulated or made as if such Inactive Partner were not a Partner. An Inactive Partner shall continue to be a Limited Partner and, except as expressly set forth herein, shall remain subject to its obligations under this Agreement.

[REDACTED]

10.3. Final Distribution. After the application or distribution of the proceeds of the liquidation of the assets of the Partnership or a Series, as applicable, in one or more installments to the satisfaction of the liabilities to creditors of the Partnership or that Series, as applicable, including to the satisfaction of the expenses of the winding-up, liquidation and termination of the Partnership or that Series, as applicable (whether by payment or the making of reasonable provision for payment thereof), the remaining proceeds, if any, plus any remaining assets of the Partnership or that Series, as applicable, shall be distributed in accordance with the applicable provision of Section 6.1(b) as determined by the General Partner in its sole discretion, provided that any amounts remaining in a Partner’s Class Reserve Account shall be distributed to such Partner.

[REDACTED]

ARTICLE XI

DEFINITIONS

11.1. Definitions. As used herein the following terms have the meanings set forth below:

“Accrued Net Appreciation”, with respect to a Class, shall mean any accrued net appreciation in respect of the carried interest attributable to such Class.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., as amended from time to time, and any successor to such statute.

“Active Holdback Percentage” with respect to a Class shall be determined by the Carried Interest Committee in its sole discretion and shall initially be 7.5%.

“Active Partners” shall mean all Partners other than any Inactive Partners.

“Active Partner Holdback” shall have the meaning set forth in Section 6.5(a).

“Additional Partner” shall [mean additional Persons admitted to the Partnership as a Limited Partner of a Class].

[REDACTED]

“Affiliate” shall mean, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, provided that for a Limited Partner that is a Related Vehicle, the Designated Individual of such Related Vehicle shall be deemed to be an Affiliate of such Related Vehicle. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement, as amended, supplemented or restated from time to time.

“Applicable Clawback Policy” shall have the meaning set forth in Section 3.4(a).

“Applicable Percentage” shall have the meaning set forth in Section 7.2.

“Available Assets” shall mean, with respect to each Class, as of any date, the excess of (a) the cash, cash equivalent items, Temporary Investments, and other assets deemed to be cash held by the Partnership with respect to such Class, over (b) the sum of the amount of such items as the General Partner reasonably determines to be necessary for the payment of the Partnership’s expenses, liabilities and other obligations (whether fixed or contingent) with respect to such Class, and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Partnership’s investment activities and operations with respect to such Class.

[REDACTED]

“BlackRock” shall mean BlackRock, Inc., a Delaware corporation, together with its subsidiaries and Affiliates, other than the General Partner, the Partnership or the Funds.

“BlackRock Carry Percentage” shall have the meaning set forth in the preamble hereto.

“Board” means the Board of Directors of BlackRock.

[REDACTED]

“Capital Contribution” shall mean, with respect to any Partner and a Class, the amount of capital contributed by such Partner to the Partnership and that Class pursuant to this Agreement.

“carried interest” shall have the meaning set forth in Section 6.1(b)(ii).

“Carried Interest Committee” shall mean a committee comprised of such members and such number of members as determined by BlackRock in its sole discretion. Any vacancies on the Carried Interest Committee shall be filled by BlackRock. Members of the Carried Interest Committee may be removed and replaced from time to time by BlackRock.

“Carry Vehicle” shall have the meaning set forth in the preamble hereto.

“Cause” shall mean, with respect to any Limited Partner, the occurrence of any of the following events: (i) any conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding on a felony charge that could impair the Limited Partner’s ability to perform his or her duties or adversely affect the business or reputation of the Partnership, the General Partner or BlackRock; (ii) any act of fraud, misappropriation, material dishonesty, embezzlement or similar conduct against BlackRock or any affiliate or client thereof; (iii) any violation involving fraud or intentional misconduct by the Limited Partner (a) under the securities laws of the United States, or (b) of any rules or regulations imposed by a regulatory authority to which BlackRock, the Partnership, the General Partner, the Fund General Partner or any Fund is subject or a self-regulatory organization of which BlackRock, the Partnership, the General Partner, the Fund General Partner of any Fund, is a member; (iv) any violation by the Limited Partner of law or of any material provision of written policies of BlackRock required by law or established to maintain compliance with applicable law, in each case that could impair the Limited Partner’s ability to perform his or her duties or could adversely affect the business or reputation of the Partnership, the General Partner or BlackRock; (v) any intentional or negligent violation by the Limited Partner of the Confidentiality and Employment Policy, including the provisions thereof relating to confidential information or non-solicitation of BlackRock clients and employees; or (vi) entry of any disciplinary order or sanction against the Limited Partner by any governmental body having regulatory authority with respect to the Partnership’s or any affiliate’s business, which could materially impair the Limited Partner’s ability to perform his or her duties or materially adversely affect the business or reputation of the Partnership, the General Partner or BlackRock; provided, in any case, the determination of such occurrence constituting Cause within this definition is made in the discretion of the General Partner. For the avoidance of doubt, for purposes of this definition, any reference to a Limited Partner that is a Related Vehicle shall be deemed to include reference to such Related Vehicle’s Designated Individual.

[REDACTED]

“Class” shall have the meaning set forth in Section 1.8. [REDACTED]

“Class Capital Account” shall [mean an account established on the books and records of the Partnership for each Partner with respect to each Class in which such Partner has an interest].

“Class Reserve Account” shall have the meaning set forth in Section 6.5(a).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Competitive Activity” means any activity that competes with the business operations of BlackRock, the General Partner, or any of their respective subsidiaries, Affiliates, and successors, as determined by the General Partner in its sole discretion, and shall include representing or associating in any capacity (including, without limitation, as an officer, employee, partner, director, consultant, agent, advisor or security holder) with a company that competes with BlackRock, the General Partner, or any of their respective subsidiaries, Affiliates, and successors. Notwithstanding the foregoing, a Limited Partner’s beneficial ownership of less than five percent (5%) of the economic or voting interests of a publicly held company shall not constitute a Competitive Activity.

“Confidentiality and Employment Policy” shall mean the BlackRock, Inc. Confidentiality and Employment Policy, as it may be amended, restated, supplemented or otherwise modified from time to time.

[REDACTED]

“Covered Person” shall mean any Partner, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Partnership (and any officers, directors, employees, representatives or agents of such Person); any officers, directors, shareholders, controlling Persons, partners, members, employees, representatives or agents of a Partner; or any officer or agent of the Partnership; or any Person who was, at the time of the act or omission in question, such a Person.

[REDACTED]

“Designated Individual” means, with respect to any Related Vehicle, the Eligible Employee designated as such by the General Partner at the time of admission of the Related Vehicle as a Limited Partner, which designation shall be made by and shall reflect the individual who formed the trust, partnership, limited partnership, limited liability company or other similar entity.

“Director” means a member of the Board.

“Disability” shall have the meaning given in, and shall be determined pursuant to, the long-term disability plan sponsored by BlackRock from time to time.

[REDACTED]

“Eligible Employees” shall mean selected senior executives of BlackRock or any of its Affiliates (other than the Chief Executive Officer) who perform services to or for the benefit of the Partnership, the Carry Vehicles, or the Mandates, in each case, as determined by the General Partner and/or the MDCC in their sole discretion.

“Executive Carry Percentage” shall have the meaning set forth in the preamble hereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

[REDACTED]

“Fund Agreements” shall mean the limited partnership agreement or other governing document of each Fund.

“Fund General Partner” shall mean, with respect to a Class, a general partner, managing member, special limited partner, or other partner or member entity that holds a special limited partnership or similar interest in each of the Funds of each of the Mandates associated with such Class, as determined by the General Partner from time to time.

“Fund Interests” shall [mean the direct or indirect interests in the Fund with respect to any Capital Contributions made to the Partnership by a Partner].

“Funds” shall mean the collective investment vehicles that comprise the Mandates, as applicable, to which the Partnership serves as general partner, manager, managing member or member of, or Person acting in a similar capacity with respect to, their general partners or other partners, as determined by the General Partner in its sole discretion.

“Funds Manager” shall mean BlackRock Financial Management, Inc., a Delaware corporation, any successor thereto, or any Affiliate thereof that serves as the investment manager of one or more Funds.

“General Partner” shall [mean BlackRock Financial Management, Inc., a Delaware corporation].

[REDACTED]

“Inactive Holdback Percentage” shall be determined by the Carried Interest Committee in its sole discretion and shall initially be 15%.

“Inactive Partner” shall have the meaning set forth in Section 7.1.

“Inactive Partner Holdback” shall have the meaning set forth in Section 6.5(a).

[REDACTED]

“Limited Partners” shall mean the Persons admitted as limited partners of a Series (and, if applicable, Class) of the Partnership (including Limited Partners who become Inactive Partners), and shall include their successors and permitted assigns to the extent admitted to the Partnership as limited partners in accordance with the terms hereof, in their capacities as limited partners of the Partnership associated with a Series (and, if applicable, Class), and shall exclude any Person that ceases to be a Limited Partner in accordance with the terms hereof.

“LP Sharing Percentage” shall mean, with respect to the Mandates of a particular Class and a particular Limited Partner, the percentage of the carried interest due to the Carry Vehicles with respect to such Mandates associated with such Class that is allocated to such Limited Partner (which may vary with respect to particular Mandates and/or Portfolio Investments within a Class). For the avoidance of doubt, except as otherwise determined by the General Partner in its sole discretion, the sum of the LP Sharing Percentages for all Limited Partners in a particular Class may not exceed the Executive Carry Percentage for such Class (which may be on a Mandate-by-Mandate and/or Portfolio Investment-by-Portfolio Investment within such Class basis).

“MDCC” shall mean the Management Development & Compensation Committee of the Board.

“Mandate” shall mean any separate account, fund or group of related Funds, or designated class or series of a Fund relating to a particular waterfall period or tranche, as may be described in the series schedule of the Carry Vehicle associated with such Fund, in each case, that is managed or advised by BlackRock or any of its Affiliates or any of their successors that the General Partner determines is a Mandate, that was established prior to the date hereof, is in the process of being established as of, or is established after, the date hereof.

“Net Carry Amount” shall mean, with respect to any Partner of a Class as of any time the excess, if any, of (a) the sum of (i) the aggregate amount distributed to such Partner pursuant to Section 6.1(b)(ii) and 6.1(b)(iii) with respect to that Class, (ii) the aggregate amount distributed to such Partner pursuant to Section 6.5 (to the extent such distributions are attributable to amounts held back from distributions that would have been made pursuant to Section 6.1(b)(ii) and 6.1(b)(iii)) with respect to that Class and (iii) the balance (if any) in such Partner’s Class Reserve Account for that Class (to the extent such balance is attributable to amounts held back from distributions that would have been made pursuant to Section 6.1(b)(ii) and 6.1(b)(iii) with respect to that Class) over (b) the sum of (i) the aggregate amounts contributed to the Partnership pursuant to Section 6.6 with respect to that Class and (ii) such Partner’s U.S. federal, state and local income tax liabilities (as determined by the General Partner using the Tax Assumptions) arising from the amount distributable to such Partner pursuant to Section 6.1(b)(ii) and 6.1(b)(iii) with respect to that Class; provided that in the event the aggregate amount required to be contributed to the Partnership by the Partners pursuant to Section 6.6 with respect to that Class exceeds the sum of the Net Carry Amounts of the Partners with respect to that Class (e.g., because the general partner “clawback” provisions of the Fund Agreement for one or more Funds provides for a smaller reduction in respect of taxes than that provided by the Tax Assumptions), the General Partner shall make appropriate adjustments to the calculation of the Net Carry Amount.

[REDACTED]

“Partners” shall mean the General Partner and the Limited Partners (including, for the avoidance of doubt, the Inactive Partners).

“Partnership” shall have the meaning set forth in the preamble hereto.

“Partnership Expenses” shall mean the reasonable costs and expenses that in the judgment of the General Partner are incurred by or arise out of the organization and normal operation of the Partnership, including legal and accounting expenses, and internal costs incurred by BlackRock that the General Partner determines to be allocable to the Partnership or any Class, including without limitation external costs incurred by BlackRock in connection with Limited Partner tax planning; provided, that any expenses incurred by a Limited Partner (including legal expenses) in connection with becoming a Limited Partner, any expenses incurred by a Limited Partner in connection with such Limited Partner’s ownership of its limited partnership interest in the Partnership and expenses incurred shall be deemed not to be a Partnership Expense.

[REDACTED]

“Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.

“Portfolio Investments” shall mean, with respect to a Fund, any investment made by such Fund. For the avoidance of doubt, each investment made by each Fund shall constitute a separate Portfolio Investment.

[REDACTED]

“Related Vehicle” means any trust, partnership, limited partnership, special limited partnership, limited liability company or other similar entity that is (x) formed by an individual who is or was a Eligible Employee at the time of such entity’s admission as a Limited Partner and is, in the determination of the General Partner, for the benefit of such individual and/or his family members and (y) designated by the General Partner as a Related Vehicle.

“Retirement” shall have such meaning as is ascribed to such term in the broadly offered BlackRock equity award program (including applicable notice periods) as is approved and amended from time to time by the MDCC.

[REDACTED]

“Section 16 Officer” means an “officer” of BlackRock as defined in Rule 16a-1(f) of the Exchange Act.

“Securities” shall mean shares of capital stock, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.

“Series” shall mean any separate series of partners or partnership interests established by the General Partner pursuant to Section 17-218 of the Act and Section 1.8 of this Agreement. The Schedules maintained by the General Partner, as may be amended and restated from time to time, sets forth each Series.

“Series Capital Account” shall [mean an account established on the books and records of the Partnership for each Partner with respect to each Series in which such Partner has an interest].

“Tax Assumptions” shall mean, with respect to any Partner, (a) the assumption that the tax rates applicable to such Partner are the maximum combined U.S. federal, New York State, New York City and non-U.S. income tax rates potentially applicable to such Partner (based on the relevant type of income allocated to such Partner) applicable to an individual resident in New York City and (b) such other assumptions as shall be reasonably made by the General Partner in good faith.

[REDACTED]

“Temporary Investment” shall mean investments in (a) cash or cash equivalents, (b) marketable direct obligations issued or unconditionally guaranteed by the United States, or issued by any agency thereof, maturing within one year from the date of acquisition thereof, (c) money market instruments, commercial paper or other short-term debt obligations having at the date of purchase by a Fund the highest or second highest rating obtainable from either Standard & Poor’s Ratings Services or Moody’s Investors Services, Inc., or their respective successors, (d) interest bearing accounts at a registered broker-dealer, (e) money market mutual funds, (f) certificates of deposit maturing within one year from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia, each having at the date of acquisition by the Partnership combined capital and surplus of not less than $100 million, (g) overnight repurchase agreements with primary Federal Reserve Bank dealers collateralized by direct U.S. Government obligations or (h) pooled investment funds or accounts that invest only in Securities or instruments of the type described in (a) through (d). If there exists any uncertainty as to whether any investment by the Partnership constitutes a Temporary Investment, the General Partner shall make such determination utilizing its good faith judgment.

[REDACTED]

“Termination for Cause” shall mean the involuntary termination of a Limited Partner’s employment with BlackRock, the Funds Manager, and any of their respective Affiliates for Cause.

[REDACTED]

“Trigger Event” shall mean, (a) with respect to a Limited Partner who is an employee, the date on which such Limited Partner ceases to be employed by BlackRock (including, for this purpose, the General Partner), (b) with respect to a Limited Partner who is a senior advisor or consultant, the date on which such Limited Partner ceases to provide consulting services to BlackRock (including, for this purpose, the General Partner), and (c) with respect to a Limited Partner who is Director, the date on which such Limited Partner ceases to serve on the Board, in each case, for any reason whatsoever (including by reason of death, Disability, or adjudicated incompetency). Unless otherwise agreed in writing by the applicable Limited Partner, the General Partner and/or the MDCC, (i) if a Limited Partner provides services to BlackRock (including, for this purpose, the General Partner) in multiple capacities (e.g., as both an employee and a Director), such Limited Partner will be deemed to have experienced a Trigger Event only upon a termination of such Limited Partner’s service in all capacities, and (ii) if a Limited Partner commences service with BlackRock (including, for this purpose, the General Partner) in one capacity following a termination in another capacity (e.g., if a Limited Partner who is an employee or a Director ceases to provide services in such capacity and becomes a consultant), such Limited Partner will be deemed to have experienced a Trigger Event only following such Limited Partner’s termination of service in such Limited Partner’s new capacity.

[REDACTED]

“Vested Portion” shall have the meaning set forth in Section 7.2(b).

“Vesting Start Date” shall have the meaning set forth in Section 7.2(b)(i).

[REDACTED]